EXHIBIT 99.1

Antero Midstream Partners LP Announces First Quarter 2015 Results

Denver, Colorado, April 29, 2015—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its first quarter 2015 financial and operating results. The relevant consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which has been filed with the Securities and Exchange Commission.

First Quarter 2015 Highlights:

•                  Low pressure gathering volumes averaged 935 MMcf/d, a 182% increase compared to the prior year quarter and a 27% increase sequentially

•                  High pressure gathering and compression volumes averaged 1,134 MMcf/d and 358 MMcf/d, respectively, increases of 800% and 894% compared to the prior year quarter and a sequential increase of 25% and 61%, respectively

•                  Adjusted EBITDA of $36 million, a 326% increase compared to the prior year and 26% increase sequentially

•                  Distributable cash flow of $33 million resulting in DCF coverage of 1.20x

•                  Increased quarterly cash distribution to $0.18 per unit ($0.72/unit annualized), a 6% increase compared to the minimum quarterly distribution

Recent Developments

Distribution for the First Quarter of 2015

On April 15, 2015, Antero Midstream announced that the Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.18 per unit ($0.72 per unit annualized) for the first quarter of 2015. The distribution represents a 6% increase compared to the Partnership’s minimum quarterly distribution of $0.17 per unit ($0.68 per unit annualized). The distribution is payable on May 27, 2015 to unitholders of record as of May 13, 2015.

Antero Midstream Guidance

The Partnership’s parent, Antero Resources Corporation (“Antero Resources”), recently announced that it anticipates production will average 1,375 to 1,425 MMcfe/d for the remaining nine month period of 2015 as compared to 1,485 MMcfe/d for the first quarter, resulting in 2015 average net daily production in excess of 1.4 Bcfe/d including average net daily liquids production of over 37,000 Bbl/d. Antero’s 2015 production guidance assumes the completion of 80 wells in the Marcellus, of which approximately 90% are located on Antero Midstream dedicated acreage and 50 well completions in the Utica, 100% of which are located on Antero Midstream dedicated acreage. The Partnership reaffirms previous 2015 EBITDA guidance of $150 to $160 million, distributable cash flow (“DCF”) of $135 to $145 million and associated fourth quarter 2015 over fourth quarter 2014 per unit distribution growth of 28% to 30%.

First Quarter 2015 Financial Results

Antero Midstream closed its initial public offering on November 10, 2014. The following reflects results from Antero Midstream for the first quarter of 2015, combined Antero Midstream and predecessor results for the fourth quarter and full year 2014 and predecessor results for the first quarter of 2014.

Low pressure gathering volumes for the first quarter of 2015 averaged 935 MMcf/d, a 182% increase from the first quarter of 2014 and a 27% increase from the fourth quarter of 2014.  High pressure gathering and compression volumes for the first quarter of 2015 averaged 1,134 MMcf/d and 358 MMcf/d, respectively, representing an increase of 800% and 894% from the first quarter of 2014 and a 25% and 61% increase from the fourth quarter of 2014. Condensate gathering volumes averaged 2 MBbl/d during the quarter.  Volumetric growth was driven by strong production growth from Antero Resources.  Average realized low pressure gathering, high pressure gathering and compression fees were $0.31 per Mcf, $0.19 per Mcf and $0.19 per Mcf, respectively, while average realized condensate gathering fees were $4.16 per Bbl.

	Three Months Ended March 31,
	2014	2015	% Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	331	935	182%
High Pressure Gathering (MMcf/d)	126	1,134	800%
Compression (MMcf/d)	36	358	894%
Condensate Gathering (MBbl/d)	—	2	*

Revenue for the first quarter of 2015 was $52 million as compared to $12 million for the prior year quarter, primarily driven by increased throughput volumes across Antero Midstream’s systems.  Revenue in the first quarter was comprised entirely of fixed fees from Antero Resources.  Direct operating expenses totaled $12 million and allocated general and administrative expenses totaled $10 million, including $5 million of non-cash equity-based compensation.  Total operating expenses were $36 million including $14 million of depreciation.

Net income was $16 million ($0.10 per basic and diluted limited partner unit), as compared to $1 million in the first quarter of 2014.  Adjusted EBITDA of $36 million for the first quarter of 2015 was 326% higher than the prior year quarter due to increased throughput and revenue.  Cash interest expense was $0.6 million and maintenance capital expenditures totaled $2 million, resulting in DCF of $33 million.

	Three months ended
Reconciliation of Net Income to Adjusted EBITDA and DCF	March 31,
(In thousands):	2014	2015
Net income	$774	$15,648
Add:
Interest expense	174	823
Depreciation expense	6,108	14,582
Equity-based compensation expense	1,313	4,623
Adjusted EBITDA	$8,369	$35,676
Less:
Cash interest expense		(579)
Maintenance capital expenditures		(2,408)
DCF		$32,689

Total distributions declared (1)		$27,338

DCF coverage ratio		1.20x

(1)         Reflects distribution of $0.18 per limited partner unit attributable to the first quarter of 2015 declared on April 15, 2015.

Commenting on quarterly results and expectations, Paul Rady, Chairman of the Board and CEO said, “Antero Midstream’s strong first quarter is a direct result of Antero Resources’ record production and operational success in the Marcellus and Utica. As we look ahead to the remainder of 2015, we expect Antero Midstream throughput volumes and cash flows to be stable for the second and third quarters and to increase in the fourth quarter. The forecasted slight decline in Antero Resources’ companywide second and third quarter net production is offset by growth in volumes specifically located on Antero Midstream’s footprint in the liquids rich core of both the Marcellus Shale and the Utica Shale.”

Commenting on distribution growth and guidance, Glen Warren, President and Chief Financial Officer said, “Our first quarter distribution of $0.18 per unit, a 6% increase as compared to the minimum quarterly distribution, and DCF coverage of 1.20x places us on track to achieve our previously stated distribution growth target of 28% to 30%. Additionally, the remaining aspects of our guidance, including average DCF coverage of 1.10x to 1.20x over the course of the year, are unchanged since our initial announcement earlier this year.”

Balance Sheet and Liquidity

As of March 31, 2015, Antero Midstream had $162 million of cash on its balance sheet and a fully undrawn $1.0 billion credit facility, resulting in $1.2 billion of available liquidity.  Antero Midstream expects to fund all 2015 expansion capital expenditures, excluding potential third party transactions or the potential acquisition of water assets from Antero Resources pursuant to the exercise of its option, with the cash on its balance sheet and drawings under its credit facility.

First Quarter 2015 Capital Spending

Capital expenditures were $126 million in the first quarter of 2015 as compared to $104 million in the first quarter of 2014.  The increase is primarily driven by the build-out of midstream infrastructure to support Antero Resources’ production growth.  Capital expenditures in the Marcellus were $100 million, or 79% of total capital invested, and capital expenditures in the Utica were $26 million, or 21% of total capital invested.

Conference Call

Antero Midstream will hold a call on Thursday, April 30, 2015, at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference passcode 10063079. A telephone replay of the call will be available until Friday, May 8, 2015, at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, May 8, 2015, at 10:00 am MT.

Presentation

An updated presentation will be posted to the Partnership’s website before the April 30, 2015 conference call. The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash equity-based compensation expense.  As used in this news release, distributable cash flow means adjusted EBITDA less cash interest expense and maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

For a reconciliation of adjusted EBITDA and distributable cash flow to net income, please refer to the table on page two of this press release.

The following table reconciles adjusted EBITDA to net cash provided by operating activities:

	Three months ended
Reconciliation of Adjusted EBITDA to Net Cash Provided by	March 31,
Operating Activities (In thousands):	2014	2015
Adjusted EBITDA	$8,369	$35,676
Less:
Interest expense	(174)	(823)
Changes in operating assets and liabilities	(1,590)	4,638
Plus:
Amortization of deferred financing costs	—	244
Net cash provided by operating activities	$6,605	$39,735

The Partnership does not provide financial guidance for projected net income or changes in working capital, and therefore is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow guidance to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering, compression and pipeline assets that service Antero Resources’ production located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression business. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy – VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Balance Sheets

December 31, 2014, and March 31, 2015

(Unaudited)

(In thousands)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$230,192	$162,339
Accounts receivable–affiliate	17,646	18,816
Prepaid expenses	518	356
Total current assets	248,356	181,511
Property and equipment:
Gathering and compression systems	1,180,707	1,254,077
Less accumulated depreciation	(51,110)	(65,692)
Property and equipment, net	1,129,597	1,188,385
Other assets, net	17,168	24,453
Total assets	$1,395,121	$1,394,349
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,728	$10,103
Accounts payable–affiliate	1,380	2,021
Accrued capital expenditures	37,208	23,634
Accrued liabilities	5,346	10,183
Total current liabilities	52,662	45,941

Partners’ capital:
Common unitholders - public (46,000,000 units issued and outstanding)	1,090,037	1,091,561
Common unitholder - Antero (29,940,957 units issued and outstanding)	71,665	73,574
Subordinated unitholder - Antero (75,940,957 units issued and outstanding)	180,757	183,273
Total partners’ capital	1,342,459	1,348,408
Total liabilities and partners’ capital	$1,395,121	$1,394,349

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2014, and 2015

(Unaudited)

(In thousands)

	Three months ended March 31,
	2014	2015

Revenue–affiliate	$11,773	$52,243
Operating expenses:
Direct operating	941	11,689
General and administrative (including $1,313 and $4,623 of equity-based compensation in 2014 and 2015, respectively)	3,776	9,501
Depreciation	6,108	14,582
Total operating expenses	10,825	35,772
Operating income	948	16,471
Interest expense	174	823
Net income and comprehensive income	$774	$15,648

Less: General partner’s interest in net income		—
Limited partners’ interest in net income		$15,648
Net income per limited partner unit:
Basic:
Common units		$0.10
Subordinated units		$0.10
Diluted:
Common units		$0.10
Subordinated units		$0.10
Weighted average number of limited partner units outstanding:
Basic:
Common units		75,940,957
Subordinated units		75,940,957
Diluted:
Common units		75,941,670
Subordinated units		75,940,957

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014, and 2015

(Unaudited)

(In thousands)

	Three months ended March 31,
	2014	2015
Cash flows provided by operating activities:
Net income	$774	$15,648
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	6,108	14,582
Equity-based compensation	1,313	4,623
Amortization of deferred financing costs	—	244
Changes in assets and liabilities:
Accounts receivable—affiliate	(1,475)	(1,170)
Prepaid expenses	(63)	162
Accounts payable	16	168
Accounts payable—affiliate	—	641
Accrued liabilities	(68)	4,837
Net cash provided by operating activities	6,605	39,735
Cash flows used in investing activities:
Additions to property and equipment	(104,333)	(126,014)
Change in working capital of affiliate related to property and equipment	—	40,277
Change in other assets	(2,792)	(7,515)
Net cash used in investing activities	(107,125)	(93,252)
Cash flows provided by (used in) financing activities:
Deemed contribution from parent, net	49,649	—
Distribution to unitholders	—	(14,322)
Borrowings on credit facility	51,461	—
Payments of deferred financing costs	—	(14)
Payments on capital lease obligations	(227)	—
Payments of IPO related costs	(363)	—
Net cash provided by (used in) financing activities	100,520	(14,336)
Net decrease in cash and cash equivalents	—	(67,853)
Cash and cash equivalents, beginning of period	—	230,192
Cash and cash equivalents, end of period	$—	$162,339
Supplemental disclosure of cash flow information:
Cash paid during the period for interest and commitment fees	$40	$579
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$22,781	$(52,644)